Exhibit 99.1

Scripps completes acquisition of ION Media from Black Diamond, creating new national networks business
Transaction provides about 60% accretion in free cash flow per share

Jan. 7, 2021

CINCINNATI / GREENWICH, Conn. - The E.W. Scripps Company (NASDAQ: SSP) and Black Diamond Capital Management LLC have closed Scripps’ acquisition of ION Media Networks Inc.

Scripps is combining ION with the Katz networks and Newsy to create a full-scale national television networks business. Together, the national networks will reach nearly every American through free over-the-air broadcast, cable/satellite, over-the-top and digital distribution, with multiple advertising- supported programming streams.

“This is a historic and transformational moment for Scripps that strengthens our leadership position in broadcasting and accelerates our multiplatform strategy to serve diverse audiences everywhere they seek to be informed and entertained,” said Scripps President and CEO Adam Symson. “Bringing our networks together with ION will create a formidable national television business focused on connecting with audiences and advertisers in the rapidly evolving media landscape while fueling our company’s future growth.”

With this sale, Black Diamond completes its 11-year turnaround of ION.

“We are extremely proud of ION’s transformation from $33 million of EBITDA in 2009 to $300 million plus during our ownership,” said Christopher W. Parker, Senior Managing Director of Black Diamond and ION Director. “This sale brings to a conclusion a successful investment for all of ION’s shareholders. We thank ION’s management team and wish Scripps well with its acquisition.”

ION reaches more than 100 million homes through over-the-air and pay TV platforms and has consistently achieved EBITDA margins well beyond industry averages. The highly accretive acquisition will yield $500 million in synergies, most of which are contractually based, over the next six years, reaching a $120 million run rate.

Scripps also has completed the sale of 23 ION affiliated TV stations to INYO Broadcast Holdings, a Salt Lake City–based operator of stations.

As the nation’s fourth-largest local TV broadcaster, Scripps serves communities with quality, objective local journalism and operates a portfolio of 60 stations in 41 markets. With this transaction, Scripps also reaches nearly every American through its national networks: news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Grit, Laff and Court TV Mystery. Scripps now becomes the nation’s largest holder of broadcast spectrum.

The transaction was financed with $800 million in term loans, $550 million of secured notes and $500 million of unsecured notes; a $600 million investment from Berkshire Hathaway in preferred stock; and cash from the balance sheet. The debt financing was led by Morgan Stanley Senior Funding Inc. with BofA Securities, Truist Securities, J.P. Morgan and Wells Fargo as joint book runners.

The new national networks business is being led by Lisa Knutson, president, national networks, and previously Scripps’ chief financial officer.

Methuselah Advisors and Morgan Stanley & Co. LLC acted as financial advisors to Scripps and arranged the preferred equity investment by Berkshire Hathaway. Morgan Stanley Senior Funding Inc. provided the financing commitments for the secured and unsecured debt. Ernst & Young Capital Advisors, LLC served as debt advisor.

BakerHostetler and Brooks Pierce served as Scripps’ legal co-counsel for the acquisition, and Simpson, Thacher & Bartlett LLP and Dickinson Wright PLLC served as Scripps’ legal co-counsel for the committed financing. Evercore served as exclusive advisor to the Scripps family, and Kirkland & Ellis served as its legal counsel.

Black Diamond was advised by Akin Gump Strauss Hauer & Feld on FCC legal matters. Skadden, Arps, Slate, Meagher & Flom LLP and Cooley LLP served as legal counsel for ION Media.

Forward-looking statements
This document contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. Such forward-looking statements are made as of the date of this document and should be evaluated with the understanding of their inherent uncertainty. A detailed discussion of principal risks and uncertainties that may cause actual results and events to differ materially from such forward-looking statements is included in the company’s Form 10-K on file with the SEC in the section titled “Risk Factors.” The company undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps
The E.W. Scripps Company (NASDAQ: SSP) is a diversified media company focused on creating a better-informed world. As the nation’s fourth-largest local TV broadcaster, Scripps serves communities with quality, objective local journalism and operates a portfolio of 60 stations in 41 markets. Scripps’ national networks reach nearly every American through the news outlets Court TV and Newsy and popular entertainment brands ION, Bounce, Grit, Laff and Court TV Mystery. Scripps is the nation’s largest holder of broadcast spectrum. Scripps runs an award-winning investigative reporting newsroom in Washington, D.C., and is the longtime steward of the Scripps National Spelling Bee. Founded in 1878, Scripps has held for decades to the motto, “Give light and the people will find their own way.”

Investor contact:
Carolyn Micheli, The E.W. Scripps Company, 513-977-3732, Carolyn.micheli@scripps.com

Media contact:
Kari Wethington, The E.W. Scripps Company, 513-977-3763, Kari.wethington@scripps.com

About Black Diamond
Founded in 1995, Black Diamond is a leading investment firm with over $9 billion in assets under management across complementary private equity and credit platforms operating from offices in Greenwich, CT, London, UK and St. Thomas, VI.

Media contact:
Investor Relations, Black Diamond Capital Management, investorrelations@bdcm.com